As filed with the Securities and Exchange Commission on August 6, 2008

Registration No. 333-104255

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUPERGEN, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-1841574
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4140 Dublin Boulevard

Suite 200

Dublin, CA 94568

(925) 560-0100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James S.J. Manuso

Chief Executive Officer

SuperGen, Inc.

4140 Dublin Boulevard

Suite 200

Dublin, CA 94568

(925) 560-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Page Mailliard, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA  94304-1050

(650) 493-9300

Approximate date of commencement of proposed sale to the public:  Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer ☐	☒ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company
(Do not check if a smaller reporting company)

RECENT EVENTS:  DEREGISTRATION

On April 2, 2003, SuperGen, Inc. (the “Company”) filed a Registration Statement on Form S-3 (Registration No. 333-104255), amended by Amendment No. 1 filed on May 5, 2003 (the “Registration Statement”), pertaining to the registration of 11,549,219 shares of the Company’s Common Stock to be sold by certain stockholders of the Company.  On May 7, 2003, the Securities and Exchange Commission declared the Registration Statement effective.

The Registration Statement was filed in order to register shares of the Company’s Common Stock and/or shares of the Company’s Common Stock issuable upon exercise of warrants, acquired from the Company in connection with private placement transactions in March 2001, February 2003 and March 2003.

Pursuant to the Company’s undertaking under Item 512(a)(3) of Regulation S-K in connection with the Registration Statement, the Company agreed to remove from registration, by means of a post-effective amendment, any of the shares registered which remained unsold at the termination of the offering.  The Company is requesting removal of any unsold shares from registration because all shares held by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”) would be eligible for sale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”), and/or all of the warrants covered by the Registration Statement have either been exercised in full or expired unexercised, and any shares of Common Stock acquired pursuant to the exercise of such warrants and held by the Selling Stockholders would be eligible for sale pursuant to Rule 144.

Accordingly, the Company hereby de-registers all remaining unsold shares of its Common Stock registered pursuant to the Registration Statement and remaining unsold thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on August 6, 2008, 2008.

SUPERGEN, INC.

By:	/s/ JAMES S.J. MANUSO
James S.J. Manuso
Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES S.J. MANUSO	Chief Executive Officer, President and	August 6, 2008
(James S.J. Manuso)	Director (Principal Executive Officer)

/s/ MICHAEL MOLKENTIN	Chief Financial Officer (Principal Financial	August 6, 2008
(Michael Molkentin)	and Accounting Officer)

/s/ CHARLES J. CASAMENTO	Director	August 6, 2008
(Charles J. Casamento)

/s/ THOMAS V. GIRARDI	Director	August 6, 2008
(Thomas V. Girardi)

/s/ ALLAN R. GOLDBERG	Director	August 6, 2008
(Allan R. Goldberg)

/s/ WALTER J. LACK	Director	August 6, 2008
(Walter J. Lack)

/s/ MICHAEL D. YOUNG	Director	August 6, 2008
(Michael D. Young)

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